Exhibit 15.2

CONSENT OF AUTHOR

The Board of Directors of Royal Standard Minerals Inc.

Reference is made to the technical reports (the “Technical Reports”) entitled “Proposals to upgrade SouthPit, Deep Dive, Half Moon, Paperweight, and Hamburger Hill to a measured gold resource, Amended 43-101 Technical Report” (September 30th, 2003) and “Proposals to upgrade SouthPit, Deep Dive, Half Moon, Paperweight, and Hamburger Hill to a measured gold resource, 43-101 Technical Report” (August 2003) each of which the undersigned has prepared for Royal Standard Minerals Inc.

I have reviewed and approved the summaries of and extracts from the Technical Reports prepared to be filed with the Annual Report on Form 20-F for the fiscal year ended January 31, 2013 of Royal Standard Minerals Inc. and confirm that the summaries and extracts fairly and accurately represent the information in the Technical Reports. I hereby consent to the written disclosure of my name and reference to the Technical Reports in the public filing of the Annual Report on Form 20-F for the fiscal year ended January 31, 2013 of Royal Standard Minerals Inc. with the U.S. Securities and Exchange Commission.

I further consent to the incorporation by reference of such information into Royal Standard Minerals Inc. registration statements on Forms S-8 (File Nos. 333-161518 and 333-182345).

Dated: June 11th. 2013

/s/ Donald G. Strachan
Name: Donald G. Strachan
Title: Consulting Economic Geologist